Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. — Investor Relations
212-564-4700

Trilogy Capital Partners
Darren Minton, Executive Vice President
800-592-6067
BEACON SOLUTIONS REPORTS SALES INCREASE 376% OVER LAST YEAR’S FIRST
QUARTER
— 117% Sequential Increase in Quarterly Sales, with a 37% Improvement in Gross Profit and Positive Adjusted EBITDA —
LOUISVILLE, KY, February 16, 2010— Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions, reports fiscal first quarter 2010 financial results.
Financial highlights for the fiscal 2010 first quarter ended December 31, 2009:
•	Net sales improved approximately 376% to $8.6 million, as compared with $1.8 million in the year-ago first quarter, and improved 117% from $4.0 million in the fourth quarter ended September 30, 2009.

•	Gross profit for the fiscal 2010 first quarter increased 264% to $1.8 million compared with $485 thousand in the year-ago period, and increased 37% from $1.3 million in the fourth quarter of 2009. Selling, General and Administrative (“SG&A”) expenses were reduced by 33% to $1.0 million in the first fiscal quarter, from $1.6 million in the fiscal fourth quarter.

•	The Company achieved positive Adjusted EBITDA for the first fiscal quarter. Adjusted EBITDA improved 121% to a gain of $169 thousand from a loss of ($818) thousand in the year-ago period and improved 127% from a loss of ($628) thousand in the fourth quarter of 2009. (Adjusted EBITDA is calculated by deducting operating and other expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share based payments, deemed and contractual dividends, certain investor relations expenses, certain non-recurring subcontractor expenses, non-recurring expenses related to acquisitions, and any gain or loss on disposal of assets, as further defined below.)

•	Net loss for the first quarter improved to ($1.1) million or ($0.04) per share, compared with a net loss of ($1.5) million or ($0.12) per share in the year ago first quarter and a loss of ($2.4) million or ($0.12) per share in the fourth quarter of 2009. The weighted average number of shares outstanding for the 2010 first quarter was 26.2 million compared with 12.6 million in the year-ago first quarter and 20.1 million for the fourth quarter of 2009.

•	As of December 31, 2009, the Company’s cash position increased to $2.6 million from $264 thousand at the end of the previous quarter, current assets increased to $8.8 million from $5.2 million and total assets increased to $16.5 million from $12.8 million.
Beacon Solutions has provided both year-over-year and sequential quarterly comparisons in this press release and the related financial tables. Management believes the sequential quarterly changes provide a meaningful analysis of the company’s financial progress as its business model has evolved over the past year.
Bruce Widener, Chief Executive Officer of Beacon Solutions said, “Building upon the momentum from last quarter, we again reported dramatic improvements to our financial results. With record revenue this quarter, we produced positive Adjusted EBITDA for the first time, improvements to net income, and significant improvements to current assets on our balance sheet. Gross profits improved over last year’s first quarter, as well as over the fourth quarter’s gross profits. While blended gross profit margins were impacted by a large design/build project and start up expenses associated with new contracts, we expect margins to improve as these expenses are absorbed and revenue increases during the remainder of the contracts. We enter our new fiscal year a much stronger company, having signed several agreements late last year that were catalysts to our growth and strategic direction.”
“One of the major catalysts for our growth and our business strategy was the signing of a $27 million, three-year agreement with our Fortune 100 pharmaceutical client that significantly expanded our business with them, as well as our global presence to include Europe, the Middle East and Africa. This agreement was followed by our recent announcement regarding our potential acquisition of NetConnect BVBA, a Belgium-based infrastructure design and installation firm whose core business consists of the deployment of state-of-the-art IT infrastructure projects, network cabling, data centers, and voice system installations throughout Central Europe,” he continued. “Further, our teaming agreement with Smart Buildings LLC has resulted in several new contract opportunities, and we expect sales to benefit from this relationship soon.”
Mr. Widener concluded, “These agreements illustrate how Beacon is increasing its business by expanding the scope of our relationships with existing clients as well as affecting acquisitions that strengthen and/or complement our areas of expertise. With each new agreement we demonstrate to the industry that Beacon can provide value-added expertise with significant cost savings for mission-critical ITS infrastructure solutions. We believe there are many factors that will continue to contribute to our growth this year, including broadened relationships with existing customers and our increasing geographical presence and areas of expertise. The first quarter of 2010 has been an important catalyst in our growth, and we expect to benefit from these achievements in the years to come.”
Segment Reporting: The Company has provided a presentation of summary operating results segmented by North American and European operations in this press release and the related financial tables. Net sales from North American operations grew 26% for the three months ended December 31, 2009, versus the year-ago first quarter with the growth led by the Company’s higher-margin Information Technology Systems Managed Services. As a result, blended gross profit margins from North American operations increased to 37% in the first fiscal quarter of 2010 from 27% in the prior year quarter. SG&A expenses related to corporate overhead are allocated primarily to North American operations. Blended gross profit margins from European Operations for the first quarter of 2010 were 15%, reflecting the impact of both lower-margin design/build revenue (87% of total) and higher-margin professional services and time and materials revenue (13% of total). The Company anticipates that gross profit margins from European operations will increase over time as the revenue mix shifts toward higher-margin Information Technology Systems Managed Services and other professional services and time and materials contracts.
Non-Cash Balance Sheet Impact of Warrant Reclassification: As a result of recently issued accounting pronouncements (ASC 815-40), as more fully described in the Company’s quarterly report filed with the SEC on Form 10Q, the Company has reclassified the fair value of its common stock purchase warrants from equity to liability on its balance sheet.
Conference Call: The Company will be hosting a conference call on Wednesday, February 17, 2010 at 10:00 am eastern to discuss its fiscal first quarter financial results. The teleconference can be accessed by calling 888-495-3916 and entering conference ID # 56695237. Participants outside of the U.S. and Canada can join by calling 706-634-7530 and entering the same conference ID. Please dial in 15 minutes prior to the beginning of the call. The conference call will be simultaneously webcast and available on the company’s website, www.askbeacon.com, under the “investor relations” tab.
Non-GAAP Financial Measure:
In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents adjusted earnings before interest, taxes, depreciation and amortization, share based payments, deemed and contractual dividends, and expenses that management believes will not re-occur in future periods including certain investor relations, subcontractor, and acquisition related expenses (“Adjusted EBITDA”). Adjusted EBITDA is calculated by deducting operating and other expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share based payments, deemed and contractual dividends, certain investor relations expenses, certain subcontractor expenses, acquisition related expenses and any gain or loss on disposal of assets. Although we will continue to expend significant resources on investor relations in the future, management believes that certain investor relations expenses incurred in the current fiscal year are unusually high as we build investor awareness, and that a portion of these expenses will not re-occur in future years. Certain subcontractor expenses are impacting our current fiscal year as we open markets through Beacon certified subcontractors who will be replaced by Beacon personnel over the coming months as Beacon serves markets of sufficient size to support internal operations. Beacon believes this non-GAAP financial measure provides investors with additional insight into our ongoing operating performance. This non-GAAP financial measure should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP.
About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe. For additional information, please visit Beacon’s corporate website: www.askbeacon.com
This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
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Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Balances Sheet

	December 31,	September 30
	2009	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,647,484	$264,338
Accounts receivable, net	2,847,849	3,980,715
Costs and estimated earning in excess of billings on uncompleted contracts	2,122,852	—
Inventory, net	508,356	604,622
Prepaid expenses and other current assets	624,938	397,319

Total current assets	8,751,479	5,246,994
Property and equipment, net	694,696	394,571
Goodwill	3,151,948	3,151,948
Other intangible assets, net	3,764,366	3,903,124
Other assets	126,110	117,111

Total assets	$16,488,599	$12,813,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short term credit obligations	$—	$550,000
Convertible notes payable	74,499	297,999
Bridge notes (net of $9,193 and $33,123 discounts)	190,810	166,879
Current portion of long-term debt	418.445	475,348
Accounts payable	1,374,796	2,176,845
Income tax payable	133,083	97,581
Contingent consideration payable	145,189	145,189
Accrued expenses	6,188,271	2,644,280
Customer Deposits	238,573	160,368

Total current liabilities	8,763,666	6,714,489

Long-term debt, less current portion	689,824	802,335
Deferred tax liability	103,484	103,484
Derivative liability	5,745,486

Total liabilities	15,302,460	7,620,308

Stockholders’ equity
Preferred Stock: $0.01 par value, 5,000,000 shares authorized, 3,436 shares outstanding in the following classes:
Series A convertible preferred stock, $1,000 stated value, 4,121 shares authorized, 1,984 shares issued and outstanding, at December 31, and September 30, 2009, respectively, (liquidation preference $2,509,966)	1,984,074	1,984,074
Series A-1 convertible preferred stock, $1,000 stated value, 885 shares authorized, 752 shares issued and outstanding, at December 31, and September 30, 2009, respectively, (liquidation preference $964,188)	752,347	752,347
Series B convertible preferred stock, $1 ,000 stated value, 4,000 shares authorized, 700 shares issued and outstanding at December 31 and September 30, 2009, respectively (liquation preference $927,943)	700,000	700,000
Common stock, $0,001 par value 70,000,000 shares authorized, 28,483,490 and 24,655,990 shares issued and outstanding at December 31, and September 30, 2009, respectively	28,483	24,656
Additional paid in capital	19,712,346	17,977,046
Accumulated deficit	(21,985,803)	(16,254,545)
Accumulated other comprehensive (loss) income	(5,308)	9,862

Total stockholders’ equity	1,186,139	5,193,440

Total liabilities and stockholders’ equity	$16,488,599	$12,813,748

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited)

	For the three	For the three	For the three
	months ended	months ended	months ended
	December 31,	December 31,	September 30,
	2009	2008	2009
Net sales	$8,569,644	$1,801,208	$3,952,412

Cost of goods sold	5,433,914	663,874	1,685,186
Cost of services	1,371,378	652,746	981,431

Gross profit	1,764,352	484,588	1,285,795

Operating expense
Salaries and benefits	1,311,032	904,296	1,380,754
Selling, general and administrative	1,046,411	675,430	1,567,295
Depreciation and Amortization	192,074	—	159,214

Total operating expense	2,549,517	1,579,726	3,107,263

Loss from operations	(785,165)	(1,095,138)	(1,821,468)

Other expenses
Interest expense	(185,549)	(213,337)	(243,307)
Change in Fair Value of Warrants	(23,716)	—	—
Interest income	338	167	136

Total other expenses	(208,927)	(213,170)	(243,171)

Loss before income taxes	(994,092)	(1,308,308)	(2,064,639)
Income tax expense	(36,611)	—	(163,278)

Net loss	(1,030,703)	(1,308,308)	(2,227,917)
Preferred Stock:
Contractual dividends	(47,596)	(125,152)	(136,260)
Deemed dividends related to beneficial conversion feature	(25,429)	(80,347)	(79,236)

Net loss available to common stockholders	$(1,103,728)	$(1,513,807)	$(2,443,413)

Net loss per share to common stockholders — basic and diluted	$(0.04)	$(0.12)	$(0.12)

Weighted average shares outstanding basic and diluted	26,156,058	12,556,459	20.062,364

Other Comprehensive income, net of tax
Net Loss	$(1,103,728)	$(1,513,807)	$(2,443,413)
Foreign currency translations adjustment	(15,170)	—	—

Comprehensive loss	$(1,118,898)	$(1,513,807)	$(2,443,413)

Adjusted EBITDA

Loss from operations	(785,165)	(1,095,138)	(1,821,468)

Investor relations adjustment	136,611	72,301	545,000
Subcontractor fees adjustment	—	—	93,160
Acquisition and/or Set-Up Costs	335,659	—	156,022
Share based payments	289,503	52,838	240,208
Depreciation and Amortization	192,074	152,289	159,214

Adjusted EBITDA	168,682	(817,710)	(627,864)

North American vs. European Operations:

	North America	Europe	Total
Net Sales	2,260,946	6,308,698	8,569,644
Cost of Goods Sold	482,805	4,951,109	5,433,914
Cost of Services	941,469	429,909	1,371,378

Gross Margin	836,672	927,680	1,764,352

Operating expense
Salaries and Benefits	1,040,631	270,401	1,311,032
Selling, General and Administrative	725,988	512,497	1,238,485

(Loss) Income from Operations	(929,946)	144,781	(785,165)

Interest Expense	(185,182)	(367)	(185,549)
Change in Fair Value of Warrants	(23,716)		(23,716)
Interest Income	—	338	338
Net (Loss) Income before taxes	(1,138,844)	144,752	(994,092)

Income taxes		36,611	36,611

Net (Loss) Income	(1,138,844)	108,141	(1,030,703)

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